  EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Social Investment Holdings, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in this Registration Statements on Form 1-A of our report dated July 10, 2017, relating to the financial statements of Social Investment Holdings, Inc., at and for the period from Inception (January 27, 2017) to March 31, 2017.

/s/ DASZKAL BOLTON LLP

Fort Lauderdale, Florida

July 21, 2017